ARTICLES OF INCORPORATION
                                       OF
                               NPC HOLDINGS, INC.


     The undersigned, a natural person being more than eighteen years of age, acting as incorporator of a corporation pursuant to the provisions of the General Corporation Laws of the State of Nevada, does hereby adopt the following Articles of Incorporation for such corporation:

                                    Article I
                                      Name

     The name of the corporation is NPC Holdings, Inc.

                                   Article II
                                    Duration

     The duration of the corporation is perpetual.

                                   Article III
                                    Purposes

     The purposes for which this corporation is organized are:

     Section 1. To engage in any lawful business or activity which may be conducted under the laws of the State of Nevada or any other state or nation wherein this corporation shall be authorized to transact business.

     Section  2.  To  purchase  or  otherwise  acquire,  own,  mortgage,   sell,
manufacture, assign and transfer or otherwise dispose of, invest, trade, deal in and with real and personal property, of every kind, class and description.

     Section 3. To issue promissory notes, bonds, debentures and other evidences of indebtedness in the furtherance of any of the stated purposes of the corporation.

     Section 4. To enter into or exercise contracts of any kind and character, sealed or unsealed, with individuals, firms, associations, corporations (private, public or municipal), political subdivisions of the United States or with the Government of the United States.

     Section 5. To acquire and develop any interest in patents, trademarks and copyrights connected with the business of the corporation.

     Section 6. To borrow money, without limitation, and give a lien on any of its property as security for any borrowing.

     Section 7. To acquire by purchase, exchange or otherwise, all or any part of, or any interest in, the properties, assets, business and good will of any one or more persons, firms, associations or corporations either within or out of the State of Nevada heretofore or hereafter engaged in any business for which a corporation may now or hereafter be organized under the laws of the State of Nevada; pay for the same in cash, property or the corporation's own securities; hold, operate, reorganize, liquidate, sell or in any manner dispose of the whole or any part thereof; and in connection therewith, assume or guaranty performance of any liabilities, obligations or contracts of such persons, firms, associations or corporations and to conduct the whole or any part of any business thus acquired.

     Section 8. To purchase, receive, take, acquire or otherwise acquire, own and hold, sell, lend, exchange, reissue, transfer or otherwise dispose of, pledge, use, cancel and otherwise deal in and with the corporation's shares and its other securities from time to time to the extent, in the manner and upon terms determined by the Board of Directors; provided that the corporation shall not use its funds or property for the purchase of its own shares of capital stock when its capital is impaired or when the purchase would cause any impairment of the corporation's capital, except to the extent permitted by law.

     Section 9. To  reorganize,  as an  incorporator,  or cause to be  organized under the laws of any state of the United States of America, or of any commonwealth, territory, agency or instrumentality of the United States of America, or of any foreign country, a corporation or corporations for the purpose of conducting and promoting any business or purpose for which corporations may be organized, and to dissolve, wind up, liquidate, merge or consolidate any such corporation or corporations or to cause the same to be dissolved, wound up, liquidated, merged or consolidated.

     Section 10. To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any of the objects herein enumerated, or which shall at any time appear conductive to or expedient for the protection or benefit of the corporation.

                                   Article IV
                                 Capitalization

     Section 1. The authorized capital of this corporation shall consist of the following stock: One hundred million common shares, par value $.001 per share. Each common share shall have equal rights as to voting and in the event of dissolution and liquidation. There shall be no comulative voting by shareholders.

     Section 2. The shareholders shall have no preemptive rights to acquire any shares of this corporation.

     Section 3. The common and preferred stock of the corporation, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the corporation.

                                    Article V
                                Principal Office

     The address of the registered office and registered agent of the corporation is Gateway Enterprises, 3230 E. Flamingo Road, Suite 156, Las Vegas, Nevada, zip code 89121, Clark county. The corporation may maintain such other office, either within or out of the State of Nevada, as the Board of Directors may from time to time determine or the business of the corporation may require.

                                   Article VI
                                    Directors

     The corporation shall be governed by a Board of Directors. There shall be one (1) or more directors as to serve, from time to time, as elected by the Shareholders, or by the Board of Directors in the case of a vacancy. The original Board of Directors shall be comprised of three (3) people and the name and address of each person who is to serve as director until the first annual meeting of shareholders and until successors are elected is:

                  Kelly H. Adams
                  4685 South Highland Dr., Suite 202
                  Salt Lake City, UT 84117

                  Pete R. Falvo
                  4685 South Highland Dr., Suite 202
                  Salt Lake City, UT 84117

                  Christopher J. Nielsen
                  4685 South Highland Dr., Suite 202
                  Salt Lake City, UT 84117

                                   Article VII
                                 Indemnification

     As the Board of Directors may from time to time provide in the By-laws or by resolution, the corporation may indemnify its officers, directors, agents and other persons to the full extent permitted by the laws of the State of Nevada.

                                  Article VIII
                                  Incorporator

     The name and address of the incorporator is:

                  Kelly H. Adams
                  4685 South Highland Dr., Suite 202
                  Salt Lake City, UT 84117

                                   Article IX
                              Controlling Interest

     The provisions of NRS 78.378 to 78.3793 inclusive shall not be applied to any acquisition of a controlling interest in the corporation.


     Dated this 29th day of June, 2000.


                                                       -------------------------
                                                       Kelly H. Adams

                    CERTIFICATE OF ACCEPTANCE OF APPOINTMENT
                                BY RESIDENT AGENT


     In the matter of NPC Holdings, Inc., Gateway Enterprises,  with the address at 3230 E. Flamingo  Road,  Suite 156, Las Vegas,  Nevada  89121,  Clark county,

hereby  accepts  the  appointment  as  Resident  Agent  of  the  above  entitled corporation in accordance with NRS 78.090.

     FURTHERMORE,  the mailing  address for the above  registered  office is the same the same as the above address.

     In  witness  whereof, the duly authorized officer has hereunto set his hand this 29h day of June, 2000.

                                                Gateway Enterprises
                                                Resident Agent


                                                By: ____________________________














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     NRS 78.090  Except  during any period of vacancy  described  in NRS 78.097, every corporation must have a resident agent, who may be either a natural person or a corporation, resident or located in the state. Every resident agent must have a street address, where he maintains an office for the service of process, and may have a separate mailing address such as a post office box, which may be different from the street address. The address of the resident agent may be any bank or banking corporation, or other corporation, located and doing business in this state. This certificate of acceptance must be filed at the time of the initial filing of the corporate papers.